EXHIBIT 99.1

                                    Contact: Brenda Abuaf
                                             Director of  Shareholder Services
                                             Aegis Realty, Inc.
                                             (800) 831-4826

                  AEGIS REALTY, INC. ANNOUNCES AGREEMENT TO
                  PURCHASE TWO NEIGHBORHOOD SHOPPING CENTERS

NEW YORK, NEW YORK - December 29, 1997 - Aegis Realty, Inc., a nationally diversified real estate investment trust, (AMEX:AER) announced that it has entered into binding agreements to purchase two neighborhood shopping centers totaling over 192,000 square feet of retail space. The two centers, located in Newton, North Carolina, and Virginia Beach, VA, have a combined purchase price of $8,615,000 and are both anchored by supermarkets with investment grade credit ratings.

Aegis intends to close both acquisitions within the next two weeks although no assurance can be given regarding the exact timing of such events. Both properties will be managed by an affiliate of Aegis.

Aegis will acquire The Market Place, a 125,095 square foot neighborhood shopping center in Newton, North Carolina, from WHMBL Real Estate Limited Partnership for $5.4 million. The center, located on US Highway 321 is 4 miles from Hickory, N.C., the 4th largest metropolitan statistic area in North Carolina. The Market Place is anchored by Bi-Lo Supermarket, Big Lots, and Duo Drugs and is currently 76.8% leased.

Aegis will also acquire Birdneck Center, a 67,060 square foot shopping center in Virginia Beach, VA from Peoples Southwest Real Estate Limited Partnership for $3.215 million. Birdneck is located 1 1/4 miles west of the Virginia Beach resort oceanfront. The center, anchored by Food Lion and Revco, is currently 98% leased.

"The acquisition of these two centers represents a strong beginning to Aegis' acquisition program," said Stuart J. Boesky, President and Chief Operating Officer of Aegis. "These acquisitions are consistent with the Company's business plan to acquire centers which are immediately accretive to FFO (funds from operation), but at the same time offer future upside potential. The Virginia Beach center contains two out-parcels for future development or sale. The center will also benefit from the rapid improvements being made to the Virginia Beach ocean front. The Newton center contains 29,000 square feet of leasable vacant space suitable for a number of regional or national tenants."

The acquisitions are expected to provide Aegis with an immediate 10.12% cash on cash return for Market Place and 10.00% for Birdneck Plaza.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 and as such may involve known and unknown risk, uncertainties and to other factors which may cause the actual results, performance or achievements of Aegis to be materially different from any future results, performances, or achievements expressed or implied by such forward-looking statements. Such forward-looking

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statements speak only as of the date of this press release Aegis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Aegis' expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.